Exhibit 10.3

                            NONCOMPETITION AGREEMENT


        THIS AGREEMENT, effective as of October 2, 2002, is by and between Point.360, a California corporation (the COMPANY), and R. Luke Stefanko (LUKE).

        WHEREAS, Luke has entered into a Resignation and General Release Agreement dated as of the date hereof with the Company pursuant to which Luke has resigned from all positions with the Company, including his positions as an officer and director of the Company; and

        WHEREAS, Luke has developed substantial expertise and experience in the business conducted by the Company and has had access to proprietary and confidential business and technical information relating to the business of the Company; and

        WHEREAS, the Company desires to secure from Luke his agreement not to compete with the Company, not to solicit employees and customers and not to disclose certain information belonging to the Company;

        NOW, THEREFORE, in consideration of the premises and mutual agreements herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                A G R E E M E N T

        1. Noncompetition. Luke agrees that he shall not:

   (a) During the one year period ending on October 2, 2003 (the NON-COMPETE PERIOD), within any county, state or country in which the Company transacts business, (i) carry on or be engaged (whether for his own accounts or for the account of any other person or entity), or render services (whether or not for compensation), to any person or entity who or which is directly or indirectly engaged in any type of business that is competitive with the business as presently conducted by the Company (a COMPETING BUSINESS); or (ii) share in the earnings of, or beneficially own or hold any security issued by, or otherwise own or hold any interest in, any person who or which is directly or indirectly engaged in a Competing Business in any county within the State of California or any state or country in which the Company transacts business. Without limiting the generality of the foregoing, Luke shall be deemed to be engaged in a particular business if he is an owner, proprietor, partner, stockholder, officer, employee, independent contractor, director or joint venturer of, or a consultant or lender to, or an investor in any manner in, in any such business (including any such business in which his spouse or children are directly or indirectly engaged). It is expressly understood and agreed that the companies listed on Exhibit A attached hereto, which are likely acquisition targets of Luke, shall also not be deemed to be Competing Businesses for the purposes of this Agreement, to the extent any such companies are actually acquired by Luke. In addition, during the Non-Compete Period, if Luke desires to acquire a Competing Business, Luke shall first offer the opportunity to the Company in writing and, if within twenty (20) business days the Company chooses not to pursue such acquisition, then the acquisition candidate will not thereafter be considered a Competing Business. Notwithstanding the foregoing, nothing herein shall prohibit
        Luke from making or holding investments in companies whose stock is publicly traded on any national securities exchange or over-the-counter market; provided that: (a) such investment does not give Luke the right to control or influence the policy decisions of any Competing Business and (b) such investment represents an aggregate ownership interest of less than 5% of any such Competing Business;

   (b) During the one year period ending on October 2, 2003, except as permitted in (a) above, communicate with any customers, employees or suppliers of the Company regarding the Company or its business without the Company's prior approval, or directly or indirectly consult with or render services to any party who is known by Luke to be a former or present customer of the Company regarding the Company or its business; or

   (c) During the three year period ending on October 2, 2005, directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or services of the Company any person who or which is employed by, or otherwise engaged to perform services for the Company.

        In the event that Luke violates any provision of this Paragraph 1, upon 30 days written notice by the Company, all of Luke's options to purchase the Company's common stock shall immediately terminate and be of no further force and effect.

        2. Non-disparagement. During the three year period ending October 2, 2005, neither party shall disparage or otherwise harm the reputation of the other party to any third party, including, but not limited to, customers and prospective customers of the Company or Luke, and suppliers and prospective suppliers of the Company or Luke.

        3. Consideration.

   (a) As partial consideration for Luke's agreements as provided in Paragraph 1 above, the Company shall pay Luke $500 in cash.

        4. Severable Covenants. The parties acknowledge that the covenants contained in Section 1 hereof are reasonable in geographical and temporal scope and in all other respects. The parties hereto intend that the covenants set forth in Section 1 hereof shall be construed as a series of separate covenants. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

        5. Injunctive Relief. Luke hereby acknowledges and agrees that any breach of or default under this Agreement will cause damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled, without proof of actual damages, to such injunctive relief as may be ordered by any court of competent jurisdiction.

        6. Notices. All notices, requests, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: when received, if delivered personally or by fax, or five business days after such notice, request, demand claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                   If to the Company, addressed to:

                   Point.360
                   P.O. Box 1830
                   Hollywood, CA 90028
                   Attention: President
                   Fax: (323) 957-2297

                   With a copy to (which shall not constitute notice):

                   Troy & Gould Professional Corporation
                   1801 Century Park East, Suite 1600
                   Los Angeles, CA 90067
                   Attention: William D. Gould, Esq.
                   Fax: 310-201-4746

                   If to Luke, addressed to:
                   Point.360
                   P.O. Box 1830
                   Hollywood, CA 90028
                   Attention: R. Luke Stefanko
                   Fax: (323) 957-2297

                   With a copy to (which shall not constitute notice):
                   Pollet, Richardson & Patel
                   10900 Wilshire Blvd., Suite 500
                   Los Angeles, California 90024
                   Attention: Erick E. Richardson, Jr., Esq.
                   Fax: (310) 208-1154

        Either party may change the address to which notices, requests, and other communications which are required or may be given under this Agreement are to be delivered by giving the other party or parties notice in the manner set forth above.

        7. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with, and governed by, the internal laws of the State of California without regard to principles of conflict of laws thereof.

        8. Further Assurances. Each of the Company and Luke agrees to execute and deliver all further documents, agreements and instruments and to take such further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

        9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        10. Amendments; Waivers. This Agreement may be amended only by an agreement in writing of each party. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

        11. Construction. Luke and the Company have each been represented by counsel in connection with the transactions contemplated hereby and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Luke and the Company and no presumption or burden of proof shall arise favoring or disfavoring either Luke or the Company by virtue of the authorship of any of the provisions of this Agreement.

        12. Headings. The descriptive headings of the sections of this Agreement are for convenience only and do not constitute a part of this Agreement.

        13. Assignments. Neither this Agreement nor any rights or obligations hereunder are assignable by either party hereto, and any attempt to assign any such rights or obligations shall be void.

        14. Attorney's Fees. If either party hereto brings an action or proceeding hereunder to enforce the terms hereof, the prevailing party shall be entitled to recover from the other party all of such prevailing party's attorneys' fees, costs and expenses incurred in such action or proceeding.

        15. Arbitration. Any dispute or controversy between Luke and the Company in any way arising out of, related to, or connected with this Agreement or the subject matter hereof, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to ss.ss. 1282-1284.2 of the California Civil Procedure Code (the CCP). The arbitration shall be before a single arbitrator of the American Arbitration Association (unless, pursuant to applicable federal employment law, rules or regulations a panel is required, in which case such arbitration shall be before a panel mutually agreeable to the parties thereto) who shall be mutually agreeable to the parties thereto, and the arbitration shall be governed by the rules applicable thereto promulgated by the American Arbitration Association. Notwithstanding anything in the aforementioned sections of the CCP to the contrary, the parties shall be permitted to conduct unlimited discovery (as if the subject matter of the arbitration were pending before a superior court of the State of California in a civil action which was not classified as a limited civil case) in accordance with Chapter 2 of the CCP commencing with ss. 1985, and Article 3 of the CCP commencing with ss. 2016 of Chapter 3 of Title 3 of Part IV. By this Agreement the parties have provided, in accord with CCP ss. 1283.1, that CCP ss. 1283.05 is applicable to this Agreement, except that the limitations on depositions set forth in CCP ss. 1283.05, subdivision (e) do not apply to discovery in the event of an arbitrated dispute under this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has or has caused this Noncompetition Agreement to be executed as of the day and year first above written.



/s/ R. Luke Stefanko                    POINT.360
---------------------------
R. Luke Stefanko
                                        By: /s/ Haig S. Bagerdjian
                                            -------------------------
                                                Haig S. Bagerdjian
                                                Chairman of the Board


                                        By: /s/ Alan Steel
                                            -------------------------
                                                Alan Steel
                                                Chief Financial Officer